Exhibit 99

LEGG MASON, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA

RECONCILIATION OF NET INCOME (LOSS) TO CASH INCOME (LOSS), AND
CASH INCOME, EXCLUDING SIV SECURITIES LOSSES AND IMPAIRMENT CHARGES
(Amounts in thousands, except per share amounts)
(Unaudited)

	Years Ended March 31
	2009	2008	2007

Net Income (Loss)	$ (1,947,928)	$ 267,610	$ 646,246

Plus:
Amortization of intangible assets	36,488	57,271	68,410
Deferred income taxes on intangible assets	142,494	143,600	130,758
Deferred income taxes on impairment charges	(444,618)	(56,187)	-

Cash Income (Loss)	(2,213,564)	412,294	845,414

Plus:
Net money market fund support (1)	1,376,579	313,726	-
Impairment charges	1,307,970	151,000	-

Cash Income, excluding SIV securities losses and impairment charges	$ 470,985	$ 877,020	$ 845,414

Net Income (Loss) per Diluted Share	$ (13.85)	$ 1.86	$ 4.48

Plus:
Amortization of intangible assets	0.26	0.40	0.47
Deferred income taxes on intangible assets	1.01	0.99	0.91
Deferred income taxes on impairment charges	(3.16)	(0.39)	-

Cash Income (Loss) per Diluted Share	(15.74)	2.86	5.86

Plus:
Net money market fund support (1)	9.79	2.18	-
Impairment charges	9.27	1.05	-

Cash Income per Diluted Share, excluding SIV securities losses and impairment charges	$ 3.32	$ 6.09	$ 5.86

(1) Includes related adjustments to operating expenses and income tax benefits